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                                                                    EXHIBIT 14.1

                    Code of Ethics for Gray Television, Inc.

         Gray Television, Inc. ("Gray") adheres to the highest standards of business ethics in dealing with the company's employees, customers, suppliers, investors and the general public. Gray conducts its business affairs with honesty, integrity and in compliance with governmental rules and regulations including, but not limited to, the rules and regulations of the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE"), the Federal Communications Commission ("FCC"), the Federal Trade Commission ("FTC") and the U.S. Department of Labor.

         This Code of Ethics ("Code") applies to Gray, its subsidiaries and their directors, officers and employees and provides a set of expectations to guide the company's behavior. This Code focuses the board and management on areas of ethical risk, provides guidance to all employees to help them recognize and deal with ethical issues, presents mechanisms for reporting unethical conduct, and helps to foster a culture of honesty and accountability.

         Violations of this Code may subject the violator to disciplinary action, including where appropriate, termination of employment.

         The Audit Committee of the Gray Board of Directors will report significant violations to the Board and recommend appropriate action to the Board.

Employees, Directors and Officers

         All employees, directors and officers of Gray are expected to perform their duties in compliance with this Code. Everyone is treated, and expected to treat others, with fairness, respect and dignity. Gray offers equal opportunities for employment to all individuals and does not tolerate intimidation, harassment or discrimination based on race, sex, age, color, religion, national origin, veteran's status or disability.

Compliance with Laws and Regulations

         All employees, directors and officers are expected to comply with all laws and regulations.

Confidential Information

         All employees, directors and officers must respect and maintain the confidentiality of information entrusted to them by Gray or its customers except when disclosure is authorized or legally mandated. Gray also requires full compliance with "Insider Trading Laws" that restrict securities trading by persons with access to material nonpublic information.

Conflict of Interest

         At Gray, private interests may in no way interfere with or appear to interfere with the interests of the company as a whole. Employees, directors and officers should avoid situations in which their actions or interests make it difficult to perform company work objectively and effectively. Employees, directors and officers may not compete with the company or disadvantage Gray by taking for personal gain corporate opportunities. Any employee involved

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in a conflict of interest or a transaction or relationship that reasonably could be expected to give rise to a conflict must report the matter promptly to the employee's management. Any officer or director in such situations must report it to the Audit Committee.

Gifts and Gratuities

         Exchanging gifts, entertainment and other reasonable favors is a common and appropriate practice in business interactions. Gray does not, however, accept, offer or authorize exchanges that are not a reasonable part of a business relationship. Hospitality is exercised with discretion as not to jeopardize the integrity of any party involved.

Competitive Practices

         Gray competes vigorously, but fairly, in compliance with all applicable antitrust and competition laws. Gray's business interactions are designed to promote a competitive economy and fair and vigorous competition.

Financial Integrity

         Gray is committed to recording all business transactions accurately and truthfully in accordance with generally accepted accounting principles. Appropriate internal controls are maintained to prevent or detect fraud and to ensure that accounting/financial records and supporting data describes transactions without omission, concealment or falsification.

Financial Disclosure

         Gray will make full, fair, accurate and understandable disclosure in reports and documents it files with the SEC and in other public communications.

Protection of Assets

         All employees, officers and directors should protect Gray's assets and ensure their efficient use. Gray's assets should be used only for legitimate business purposes as theft, carelessness and waste directly impacts the company's profitability.

Duty to Seek Guidance and Report

         Anyone with questions about compliance with this Code or legal requirements should seek guidance from management.

         Any employee, director and officer that observes any conduct or business practice which may violate this Code or legal requirements has an obligation to report the matter promptly to the attention of the management of Gray or to the Chairman of the Audit Committee. Anyone wishing to make such a report may, at their discretion, bring the matter to the attention of the respective individuals listed in Attachment A. Reports will be held in confidence to the extent practical based on the specific facts and circumstances of the report. Individuals making reports may choose an option of submitting their concerns anonymously by not identifying themselves. If an individual making a report believes that the matter is not being properly addressed, the individual has an obligation to bring the matter to the attention of a higher level of management or to make a supplemental report directly to the Chairman of the Audit Committee.

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         Management and directors shall promptly provide information on significant violations of the Code or legal requirements to the Audit Committee.

         There will be no retaliation for reporting violations where the reports are made in good faith.

Waivers

         Waivers of the provisions of this Code may be granted only by the Gray Board of Directors or a Board committee. Any request for a waiver must be in writing and addressed to the Audit Committee of the Board. Waivers will be disclosed promptly as required by applicable law and regulations.

Conclusion

         Gray is committed to maintaining the highest ethical standard in all business related endeavors and expects and requires an equal commitment from each of its employees, directors and officers.

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                                  ATTACHMENT A

Possible violations of Gray Television Inc. Code of Ethics may be reported to the business manager or general manager of each operating location or to any of the following individuals:

             NAME                    MAILING AND STREET ADDRESSES       TELEPHONE AND FAX        EMAIL ADDRESS
-----------------------------    -----------------------------------    -----------------    ----------------------
THOMAS STULTZ,                   MAILING ADDRESS:                       TELEPHONE:           tom.stultz@graypub.com
President Publishing             In Care of Gwinnett Daily Post         (770)963-9205
                                 P.O. Box 603                           ext. 1104
                                 Lawrenceville, GA  30046
                                                                        FAX:
                                                                        (770)277-5271
                                 STREET ADDRESS:
                                 725 Old Norcross Road
                                 Lawrenceville, GA  30045

MARTHA GILBERT,                  MAILING ADDRESS:                       TELEPHONE:           martha.gilbert@gray.tv
Assistant Vice                   Gray Television, Inc.                  (229)888-9375
President - Benefits             P.O. Box 1867
                                 Albany, GA  31702-1867                 FAX:
                                                                        (229)438-3228
                                 STREET ADDRESS:
                                 126 North Washington Street
                                 Albany, GA  31701

ROBERT BEIZER, ESQ.,             Gray Television, Inc.                  TELEPHONE:           rbeizer@wrf.com
Secretary and General            1750 K Street, NW                      (202)719-4551
Counsel                          Washington, DC  20006

                                                                        FAX:
                                                                        (202)719-4552

JAMES RYAN,                      Gray Television, Inc.                  TELEPHONE:           jim.ryan@gray.tv
CFO                              4370 Peachtree Road NE                 (404)504-9828
                                 Atlanta, GA  30319

                                                                        FAX:
                                                                        (404)261-9607

ROBERT PRATHER,                  Gray Television, Inc.                  TELEPHONE:           r.prather@gray.tv
President                        4370 Peachtree Road NE                 (404)266-8333
                                 Atlanta, GA  30319

                                                                        FAX:
                                                                        (404)261-9607

HOWELL NEWTON,                   In Care of Trio Manufacturing Co.      TELEPHONE:           hnewton@mindspring.com
Chairman -                       2 North Jackson Street                 (478)994-2671
Gray Audit Committee             P.O. Drawer 270
                                 Forsyth, GA  31029-0270                FAX:
                                                                        (478)994-0506